Exhibit 99.1

CONSENT OF STEPHEN (CHUN KWOK) WONG

Datasea Inc. intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto the "Registration Statement"), registering securities for issuance in a public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

August 28, 2018	/s/ Stephen (Chun Kwok) Wong
Stephen (Chun Kwok) Wong